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Exhibit 10.2

FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG
DIRECTORS' DEFERRED COMPENSATION PLAN

(Amended and Restated on December 20, 2007, Effective January 1, 2005)

        WHEREAS, Farmers and Merchants Trust Company of Chambersburg (the "Bank") previously adopted the Farmers and Merchants Trust Company of Chambersburg Directors' Deferred Compensation Plan (the "Plan"), effective July 1, 1986, and amended and restated the Plan in its entirety effective May 1, 2003, primarily for the purpose of introducing self-directed investment provisions; and

        WHEREAS, the purpose of the Plan has been and continues to be to provide, for the exclusive benefit of the Participants, the opportunity to defer the payment of director and board member fees due to them from the Bank; and

        WHEREAS, the United States Internal Revenue Code of 1986, as amended (the "Code") has now been amended, effective generally with respect to amounts of deferred compensation earned and vested on and after January 1, 2005, by the addition thereto of a new Code Section 409A; and

        WHEREAS, pursuant to Section 8.1 of the Plan, the Bank reserves the right to amend the Plan from time to time; and

        WHEREAS, the Plan was amended and restated effective January 1, 2005, to incorporate the required changes pursuant to the preliminary guidance promulgated under Code Section 409A; and

        WHEREAS, the Internal Revenue Service has promulgated final regulations (the "Final Regulations") pursuant to Code Section 409A, as a result of which certain further amendments to the Plan are deemed by the Bank to be necessary and appropriate; and

        WHEREAS, the Bank has determined that it is in the best interest of the Bank and the Participants that the Plan be further amended to incorporate the requirements of the Final Regulations; and

        NOW, THEREFORE, the Plan is hereby amended and restated in its entirety, effective on and after January 1, 2005, except where a different effective date is otherwise indicated, as hereinafter set forth.

ARTICLE I
PURPOSE

        The Bank recognizes that the members of its Board of Directors and its Fulton County Advisory Board (hereinafter, the "Advisory Board") possess an intimate knowledge of the Bank, the community and general business strategies. It further recognizes that the participation of its Directors and its non-director Advisory Board members is essential to the Bank's continued growth and success. Accordingly, in order to retain and attract knowledgeable Directors, the Bank adopted the Plan initially in 1986 and now hereby amends, restates, and continues the Plan, allowing its Directors and Advisory Board members to defer their Director Fees as hereinafter set forth.

ARTICLE II
DEFINITIONS

        2.1 "BANK" means Farmers and Merchants Trust Company of Chambersburg and any successor thereto.

        2.2 "BENEFICIARY" means the person or persons designated by a Participant pursuant to Section 5.5.

        2.3 "COMMITTEE" means the Personnel Committee of Franklin Financial Services Corporation, the parent corporation of the Bank. No Director who is a member of the Committee and also a Participant hereunder shall take any part in the discussions or voting concerning any determination or discretionary decision to be made by the Committee in connection with the Director's benefits hereunder.

        2.4 "DEFERRAL ELECTION FORM" shall mean a written agreement between a Participant and the Bank, whereby a Participant agrees to defer all or a portion of his or her Director Fees to be earned in the future, and the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

        2.5 "DEFERRED BENEFIT ACCOUNT" means the accounts maintained on the books of the Bank pursuant to Article IV. A separate Deferred Benefit Account shall be maintained for each Participant to be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to the Plan and shall be subject to Article VI hereof. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. That portion, if any, of a Participant's Deferred Benefit Account that is attributable to deferred Director Fees that were earned prior to January 1, 2005, including both the deferred fees and the investment gains or losses assigned thereto, shall be referred to herein as the Participant's Deferred Benefit Subaccount A, and the balance of a Participant's Deferred Benefit Account that is attributable to deferred Director Fees that were earned on or after January 1, 2005, including both the deferred fees and the investment gains or losses assigned thereto, shall be referred to herein as the Participant's Deferred Benefit Subaccount B.

        2.6 "DETERMINATION DATE" shall mean each March 31, June 30, September 30 and December 31 of each Plan Year and, for each Participant, the date of death, the date of Termination for Cause, or the date of Severance, as applicable.

        2.7 "DIRECTOR" means each individual who serves on the Bank's Board of Directors and, except for the President and Chief Executive Officer of the Bank, is not otherwise employed by the Bank. Effective on and after July 1, 2006, Director shall also mean, but solely for purposes of participation in this Plan, each individual who serves as a member of the Advisory Board, even though such individuals are not members of the Bank's Board of Directors.

        2.8 "DIRECTOR FEES" means the compensation payable to a Director, as a Director of the Bank or, on and after July 1, 2006, as a non-director member of the Advisory Board, including but not limited to meeting and retainer fees.

        2.9 "EFFECTIVE DATE" of this amendment and restatement means January 1, 2005, and of the Plan as initially established means July 1, 1986.

        2.10 "FUNDS" mean such mutual funds or combinations of mutual funds or other funds selected from time to time by the Committee in which a Director who is a Participant in this Plan may elect, as of any Determination Date, to have his or her Deferred Benefit Account hypothetically invested or reinvested. The Participant's selections will establish the basis upon which future increases or decreases in the value of his or her Deferred Benefit account will be determined, but the selections do not obligate the Bank to in fact purchase and hold the Funds selected. Any and all Funds that may be purchased and held by the Bank, in its sole and absolute discretion, shall remain titled in, and shall remain the sole property of, the Bank, subject to the claims of the Bank's general creditors.

        2.11 "PARTICIPANT" means each active Director who has deferred all or a portion of his or her Director Fees in accordance with Article III and any former Director who remains entitled to a benefit pursuant to Article V.

        2.12 "PLAN" means the Farmers and Merchants Trust Company of Chambersburg Directors' Deferred Compensation Plan as described in this instrument, and as amended from time to time.

        2.13 "PLAN YEAR" means the twelve consecutive month period beginning on January 1 and ending on December 31 of each year.

        2.14 "SEVERANCE" of a Participant means his or her voluntary or involuntary separation from service as a member of the Bank's Board of Directors or of the Advisory Board, if applicable, for any reason other than death, specifically excepting however a Termination For Cause. Notwithstanding anything in this Plan to the contrary, the receipt of any benefits under this Plan as a result of Participant's Severance shall be subject to satisfaction of the condition precedent that the Participant undergo a "separation from service" within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.

        2.15 "TERMINATION FOR CAUSE" means separation from service as a member of the Bank's Board of Directors or of the Advisory Board as a result of willful misconduct or gross negligence in the performance by the Director of his or her duties as a Director. Notwithstanding anything in this Plan to the contrary, the receipt of any benefits under this Plan as a result of Participant's Termination for Cause shall be subject to satisfaction of the condition precedent that the Participant undergo a "separation from service" within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.

        2.16 "UNFORESEEABLE EMERGENCY" shall have the meaning set forth in Section 5.4.

ARTICLE III
DEFERRAL ELECTIONS

        3.1 Each Director who elects to defer all or a specified portion of Director Fees pursuant to the terms provided herein shall execute a Deferral Election Form prior to the Plan Year for which the deferral shall first occur.

        3.2 Each Director appointed to the Board of Directors of the Bank or to the Advisory Board during the course of a Plan Year may file a Deferral Election Form within the 30 day period after such appointment first becomes effective to apply with respect to Director Fees to be earned in the future, including those earned throughout the balance of such Plan Year.

        3.3 An election to defer Director Fees pursuant to the Plan is irrevocable and shall continue until the earlier of a Participant's death, Severance or Termination For Cause. Notwithstanding the foregoing, a Participant may change the deferred portion of his or her Director Fees or suspend deferrals (i) in the event that the Committee determines that the Participant has experienced an Unforeseeable Emergency as set forth in Section 5.4 or (ii) effective for any subsequent Plan Year by executing a new Deferral Election Form prior to the first day of the Plan Year such change is to be effective.

ARTICLE IV
DEFERRED BENEFIT ACCOUNT

        4.1 For recordkeeping purposes only, the Bank shall maintain separate Deferred Benefit Accounts for each Participant, and within each Deferred Benefit Account there shall be maintained a Deferred Benefit Subaccount A and a Deferred Benefit Subaccount B. The existence of these accounts shall not require any segregation of assets.

        4.2 The amount of Director Fees that a Participant elects to defer shall be credited to the Participant's Deferred Benefit Account throughout each Plan Year at such time as the Participant would otherwise be entitled to payment of the Director Fees that are the source of the deferral.

        4.3 Pursuant to such rules and procedures as may be promulgated by the Committee from time to time, each Participant may, in advance of any Determination Date, designate the Fund or Funds in which his or her Deferred Benefit Account is to be hypothetically invested prospectively, effective beginning as of such Determination Date. On each Determination Date, the Bank shall re-value each Participant's Deferred Benefit Account, based on the performance of the Fund or Funds selected by the Participant, to reflect the realized or unrealized gain or loss in the Director's Deferred Benefit Account since the last Determination Date.

ARTICLE V
BENEFITS

        5.1 Within sixty (60) days of a Participant's Termination For Cause, the Bank shall pay to the Participant a lump sum cash distribution, in lieu of any other benefit provided hereunder, equal to the Participant's accumulated deferrals under the Plan up to the date of the Termination for Cause, determined without regard to interest, earnings, dividends, or realized or unrealized gain, or, if less due to realized or unrealized losses, equal to the balance in the Participant's Deferred Benefit Account as of the date of the Termination for Cause.

        5.2 Within sixty (60) days of a Participant's Severance or death, the Bank shall pay to the Participant, or in the event of a Participant's death to the Participant's Beneficiary, a deferred benefit. The amount of the deferred benefit shall be equal to Participant's Deferred Benefit Account, determined pursuant to Article IV, as of the Participant's date of Severance or date of death.

        5.3 The portion of the Participant's deferred benefit credited to the Deferred Benefit Subaccount A shall be payable as a lump sum, unless, the Committee, in its sole and absolute discretion, shall determine to pay that portion of the deferred benefit over an optional payment period of up to five (5) years. In the event that this portion of the deferred benefit is payable over such an optional payment period, the principal amount of the deferred benefit shall be fixed as of the Participant's date of death or date of Severance, as applicable, and shall not thereafter increase or decrease. Payments during any such optional payment period shall be in approximately equal installments and shall be payable on a monthly, quarterly, or annual basis as determined by the Committee. The portion of the Participant's deferred benefit credited to the Deferred Benefit Subaccount B shall be payable as a lump sum or over an optional payment period of up to five (5) years, as elected by the Participant at or in advance of the time of the election to defer the fees credited to the Subaccount B. In the event that this portion of the deferred benefit is payable over such an optional payment period, the principal amount of the deferred benefit shall be fixed as of the Participant's date of death or date of Severance, as applicable, and shall not thereafter increase or decrease. Payments during any such optional payment period shall be in approximately equal installments and shall be payable on an annual basis.

        5.4 At the request of a Participant, the Committee, may, in its sole and absolute discretion, pay all or any part of such Participant's Deferred Benefit Subaccount A prior to the date of Severance. Any such distribution shall be made as of a Determination Date, and no distribution to any such Participant shall be made more frequently than once per year. At the request of a Participant, the Committee may, in its sole discretion, upon determining that the Participant has experienced an Unforeseeable Emergency (as set forth herein), pay all or any part of the Participant's Deferred Benefit Subaccount B prior to a date of Severance. If the Administrator determines that a distribution is necessary on account of the Unforeseeable Emergency, the Participant shall receive no more than the amount of his Deferred Benefit Subaccount B that is necessary to alleviate the Unforeseeable Emergency in a single cash payment. Distributions on account of an Unforeseeable Emergency are subject to the following rules: (1) a distribution shall not be deemed on account of an Unforeseeable Emergency unless the Participant is experiencing a severe financial hardship on account of an injury or illness of himself, a spouse or dependent resulting in medical expenses, a casualty loss of the Participant's property, an imminent foreclosure on or eviction from the Participant's primary residence, or unpaid funeral expenses or other similar extraordinary and unforeseeable circumstances arising out of events beyond the control of the Participant; (2) the purchase of a residence or payment of educational expenses shall not be deemed an Unforeseeable Emergency; (3) a Participant requesting a distribution on account of an Unforeseeable Emergency shall have the burden of presenting to the Committee evidence of the Unforeseeable Emergency, and the Committee shall not approve such request without first receiving such evidence; (4) any amount distributed to a Participant on account of an Unforeseeable Emergency shall reduce the amount of the Participant's benefit that may otherwise become payable under the Plan; (5) no distribution shall be made on account of an Unforeseeable Emergency to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (to the extent that such liquidation would not cause severe financial hardship), or by the cessation of deferrals under the Plan; and (6) all amounts distributed on account of the Unforeseeable Emergency shall be distributed no later than the end of the calendar year in which such Unforeseeable Emergency occurred, or, if later, by the 15th day of the third calendar month following the date of such Unforeseeable Emergency.

        5.5 The Participant may designate a Beneficiary by filing a written notice of such designation with the Bank in such form as the Bank requires and may include contingent beneficiaries. The Participant may from time to time change the designated Beneficiary or Beneficiaries without the consent of such

Beneficiary by filing a new designation in writing with the Bank. (If a Participant maintains his or her primary residence in a state which has community property laws, the spouse of a married Participant shall join in any designation of a Beneficiary or Beneficiaries other than the spouse.) A designation shall be effective only if signed by the Participant and accepted by the Bank during the Participant's lifetime. A designation shall be deemed automatically revoked if all designated Beneficiaries (including all contingent Beneficiaries, if any are named) predecease the Participant or if the Participant names a spouse as the primary Beneficiary and the marriage is subsequently dissolved. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the Participant's surviving spouse, or, if no spouse is then living, the Participant's children equally (with the descendents of any deceased children taking by right of representation), or, if no spouse or children or other descendants survive, the representatives of the Participant's estate.

        5.6 To the extent required by the law in effect at the time payments are made, the Bank shall withhold any taxes required by the federal or any state or local government from payments made hereunder.

        5.7 In the case of a Participant who is a key employee (as defined in Internal Revenue Code Section 416(i)) of the Bank or of Franklin Financial Services Corporation as of the last day of the calendar year preceding the date a benefit becomes payable hereunder due to a Severance or a Termination For Cause (or, in the case the benefit becomes payable in the first calendar quarter of the year, as of the last day of the second preceding calendar year), distribution of that portion of the Participant's benefit that is credited to his Deferred Benefit Subaccount B shall be made or commenced six months after the date the benefit would otherwise been paid pursuant to the foregoing provisions of this Article V.

ARTICLE VI
UNFUNDED PLAN

        6.1 Benefits are payable as they become due based on the value shown in the Participant's Deferred Benefit Account irrespective of any actual investments the Bank may make to meet its obligations. The Bank is under no obligation to purchase or maintain any asset or Fund, and any reference to Funds or investments is solely for the purpose of computing the value of benefits. Neither this Plan nor any action taken pursuant to the provisions of this Plan shall create or be considered to create a trust of any kind, or a fiduciary relationship between the Bank and the Participant, or any other person. To the extent a Participant or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured creditor of Bank.

ARTICLE VII
ASSIGNMENT

        7.1 No Participant, Beneficiary or heir shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Plan. Any such attempted assignment shall be considered null and void.

ARTICLE VIII
AMENDMENT AND TERMINATION

        8.1 The Plan may be amended in whole or in part by the Committee at any time. Notice of any such amendment shall be given in writing to each Participant and each Beneficiary of a deceased Participant.

        8.2 Subject to Section 8.3, no amendment hereto shall permit amounts accumulated pursuant to the Plan prior to the amendment to be paid to a Participant or Beneficiary prior to the time he or she would otherwise be entitled thereto.

        8.3 The Committee reserves the sole right to terminate and liquidate the Plan at any time prior to the commencement of payment of benefits, but only (i) pursuant to irrevocable action taken by the Bank within the 30 days preceding or the 12 months following a change in control of the Bank (as "change in control event" is defined in Treas. Reg. § 409A-3(i)(5)), provided that the Bank complies with the requirements of Treas. Reg. § 409A-3(j)(4)(ix); (ii) within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court, provided that amounts deferred under the Plan must be included in the gross income of the Participants within the timeframe set forth in Treas. Reg. § 409A-3(j)(4)(ix)(A); or (iii) by resolution adopted by the Board of Directors of the Bank and its parent holding company, provided that (A) the termination does not occur proximate to a downturn in the financial health of the Bank or its parent holding company, (B) the Bank and its parent holding company terminate and liquidate all account balance plans (as defined in Treas. Reg. § 409A-1(c)(2)(i)(A)) providing for deferrals of compensation at the election of participants if the same participants participated, (C) no payments shall be made in liquidation of the Plan within 12 months of the date the Plan is terminated (other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred, (D) all payments are made within 24 months of the date the Plan is terminated and (E) the Bank or its parent holding company do not adopt a new account balance plan providing for deferrals of compensation at the election of participants if the same participants participated in both plans at any time within three years following the date the Plan was terminated.

ARTICLE IX
MISCELLANEOUS

        9.1 The benefits provided for the Participants under this Plan are in addition to benefits provided by any other plan or program of the Bank and, except as otherwise expressly provided for herein, the benefits of this Plan shall supplement and shall not supersede any plan or agreement between the Bank and any Participant or any provisions contained herein.

        9.2 The Plan shall be governed and construed under the laws of the Commonwealth of Pennsylvania as in effect at the time of its restatement.

        9.3 The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

        9.4 The interest of any Participant or any Beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation until distribution is actually made.

        9.5 All headings preceding the text of the several Articles hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

        9.6 Where the context admits, words in the masculine gender shall include the feminine and neuter genders.

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  Exhibit 10.2
FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG DIRECTORS' DEFERRED COMPENSATION PLAN (Amended and Restated on December 20, 2007, Effective January 1, 2005)